FREESCALE SEMICONDUCTOR, INC.

MANAGEMENT DEFERRED COMPENSATION PLAN

1. PLAN NAME AND DEFINITIONS

1.1 Plan Name. This plan is the Freescale Semiconductor, Inc. Management Deferred Compensation Plan (“the Plan”).

1.2 Definitions.

(a) “Additional Compensation” shall mean bonuses and all other cash compensation designated by the Administrative Committee as Deferrable Compensation.

(b) “Administrative Committee” shall mean the committee appointed by the Compensation & Leadership Committee of the Board to administer the Plan.

(c) “Base Salary” shall mean a Participant’s annual base salary, excluding bonuses, commissions, incentives and all other remunerations for services rendered to the Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Administrative Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(e) “Board of Directors” or “Board” shall mean the Board of Directors of Freescale Semiconductor, Inc.

(f) “Change in Control” shall mean a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as such terms are defined in Section 409A of the Code.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Company” shall mean Freescale Semiconductor, Inc. and any Subsidiary designated by the Administrative Committee.

(i) “Compensation” shall be Base Salary and Additional Compensation.

(j) “Deferral Account” shall mean the bookkeeping account or accounts maintained by the Administrative Committee pursuant to Section 3.1 for each Participant pursuant to Section 3.1 that are credited with amounts equal to (1) the Participant’s Deferred Compensation and (2) earnings and losses under Section 2.2.

(k) “Deferrable Compensation” shall mean the Compensation designated by the Administrative Committee as eligible to be deferred in any Plan Year pursuant to Section 2.1(a).

(l) “Deferral Election” means a Deferral Form completed by a Participant and filed with the Committee that indicates the amount of his or her Deferrable Compensation that is or will be deferred under the Plan.

(m) “Deferral Form” shall mean the form or forms required to be completed and delivered to the Administrative Committee or its designee for participation in the Plan for a Plan Year.

(n) “Deferred Compensation” shall mean the Compensation actually deferred by a Participant on the Deferral Form for a Plan Year.

(o) “Disabled” shall mean the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(p) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account.

(q) “Eligible Employee” shall be an employee selected by the Administrative Committee for participation in the Plan.

(r) “Freescale Semiconductor” shall mean Freescale Semiconductor, Inc., a Delaware corporation.

(s) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrative Committee.

(t) “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan by completing the Deferral Form.

(u) “Plan” shall be the Freescale Semiconductor, Inc. Management Deferred Compensation Plan, as amended.

(v) “Plan Year” shall be January 1 to December 31.

(w) “Regular Enrollment Period” shall mean the period designated by the Administrative Committee for enrollment for a Plan Year.

(x) “Retirement” shall mean a Participant’s retirement from Freescale Semiconductor or a Subsidiary at or after age 55.

(y) “Subsidiary” shall mean an entity of which Freescale Semiconductor owns directly or indirectly at least 50% of voting power or common stock or both and which is consolidated for financial reporting purposes.

(z) “Trust” shall mean the Freescale Semiconductor Management Deferred Compensation Plan Trust.

(aa) “Trustee” shall mean the trustee of the Trust.

(bb) “Unforeseeable Emergency” means a severe financial hardship to the Participant or the Participant’s Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, loss of the Participant’s or Beneficiary’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

(cc) “Withdrawal Date” shall have the meaning set forth in Section 4.1.

2. DEFERRAL ELECTIONS

2.1 Elections to Defer Compensation.

(a) Deferrable Compensation. To the extent authorized by the Administrative Committee, a Participant may elect to defer for a Plan Year taxable Compensation earned in a Plan Year and payable to a Participant by the Company; provided, however, that a Participant may defer in any calendar year only that portion of the Participant’s Deferrable Compensation that exceeds the amount necessary to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Administrative Committee. The Deferral Form will set forth what the Administrative Committee has authorized as Deferrable Compensation.

(b) Deferral Elections. Subject to Section 2.1(b)(iv), all Deferral Elections made shall be irrevocable, shall be made on a Deferral Form, as prescribed by the Administrative Committee from time to time and shall comply with the following requirements:

(i)	The Deferral Election shall be in writing and shall specify a percentage or dollar amount of the Deferrable Compensation that the Participant has elected to defer, as well as the time or times at which the Participant has elected to have his or her Deferred Compensation paid.

(ii)	The Deferral Election shall be made prior to the beginning of the calendar year in which such Compensation would otherwise be earned (except that new employees shall make such Deferral Election within thirty (30) days of their date of hire and all employees shall make such Deferral Election within thirty (30) days of the Effective Date of the Plan and only then with respect to Compensation earned subsequent to the Deferral Election); provided, however, that if permitted by Section 409A of the Code, the Participant may make an initial Deferral Election with respect to amounts that relate to services performed prior to the effective date of this Plan as set forth in Section 6.4 but that have not yet been paid.

(iii)	The Deferral Election shall become effective on the date of receipt by the Company.

(iv)	Any Deferral Election shall continue in effect until a written election to revoke or change such Deferral Election is received by the Company except that a written election to revoke or change such Deferral Election must be made prior to the beginning of the calendar year for which such Deferral Election is to be effective.

(v)	Any employee who fails to timely execute and file a Deferral Election with the Committee shall not be permitted to defer receipt of any portion of his or her Deferrable Compensation for such calendar year beyond the date the Compensation is otherwise payable in cash or Shares.

(c) Subsequent Deferral Elections. This Plan permits a subsequent Deferral Election to delay the distribution of Deferred Compensation, however, such subsequent Deferral Election to delay the distribution of Deferred Compensation shall comply with the following requirements:

(i)	Such subsequent Deferral Election may not take effect until at least twelve (12) months after the date on which the subsequent Deferral Election is made;

(ii)	In the case of a subsequent Deferral Election related to a distribution of Deferred Compensation not described in Sections 4.2(b), 4.2(c), or 4.2(f), such subsequent Deferral Election must be for a period of not less than 5 years from the date such distribution would otherwise have been made; and

(iii)	Any subsequent Deferral Election related to a distribution pursuant to Section 4.2(a) shall not be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution.

2.2 Investment Election.

(a) Each Participant shall designate, on the Deferral Form or other form provided by the Administrative Committee, the Funds in which the Participant’s Deferral Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited or debited to that Deferral Account. In making the designation, the Participant may specify that all or any portion of his Deferral Account be deemed to be invested in one or more Funds listed on the Deferral Form in the manner set forth on the Deferral Form. A Participant may change investment designations by filing a new election with the Administrative Committee by a date specified by the Administrative Committee. If a Participant fails to designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) The Administrative Committee may select from time to time, in its sole and absolute discretion, new commercially available investments to replace then existing Funds. Once the Administrative Committee has provided Participants with information on the replacement Funds, a Participant must re-designate his Funds in accordance with procedures established by the Administrative Committee at the time of re-designation. If a Participant fails to re-designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund. Additionally, the Administrative Committee may reduce the total number and types of Funds available to Participants in its sole and absolute discretion at any time and from time to time.

(c) Although the Participant may designate the Funds to be used to determine the amount of earnings or losses with respect to the Participant’s Deferral Account, the Administrative Committee shall not be bound to invest any amounts in a Participant’s Deferral Account in the designated Funds. The Funds are to be used only for purposes of crediting or debiting the Deferral Account with deemed earning or losses thereon, and such crediting or debiting shall not be considered or construed in any manner as an actual investment in any such fund.

3. DEFERRAL ACCOUNTS AND TRUST FUNDING

3.1 Deferral Accounts. Each Plan Year, the Administrative Committee shall establish and maintain a separate Deferral Account for each Participant. The Administrative Committee may establish more than one Deferral Account for each Participant for each Plan Year for different types of income deferred. Each Participant’s Deferral Account may be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:

(a) On the fifth business day after amounts are withheld and deferred from a Participant’s Deferrable Compensation, the investment fund subaccounts of the Participant’s Deferral Account shall be credited with an amount equal to the portion of Deferred Compensation deferred and deemed to be invested in a certain Fund in accordance with the designation specified on the Deferral Form or subsequent designation or resdesignation as specified in Section 2.2(b).

(b) At the end of each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to the earnings or losses that would have resulted if the balance then credited to such investment fund subaccount had been invested in the investment fund designated by the Participant in accordance with Section 2.2.

(c) Crediting of earnings and losses with respect to a Participant’s Deferral Account shall terminate and the account will be valued in accordance with the following:

(i) on Retirement or other termination of employment:

(A)	lump sum distribution- on the last day of the quarter in which termination of employment occurs;

(B)	installment distribution- on the last day of the quarter in which termination occurs with respect to the first installment and on the anniversary date thereof in each succeeding calendar year with respect to the remaining installments;

(ii)	on a scheduled Withdrawal Date- on the last day of the quarter immediately preceding the quarter in which payment is scheduled;

(iii)	on the Participant’s becoming Disabled- upon completion of the Administrative Committee’s processing of the request;

(iv)	Unforeseeable Emergency distribution- upon completion of the Administrative Committee’s processing of the request; and

(v) on death- on the last day of the quarter in which death occurs.

(d) In the event that a Participant elects for any portion of a given Plan Year’s Deferred Compensation to have an in-service Withdrawal Date, all such amounts shall be accounted for in a manner which allows separate accounting for that portion of Deferred Compensation and earnings and losses associated with such Plan Year’s Deferred Compensation.

3.2 Trust Funding. The Company has created a Trust with the Trustee. The Company shall cause the Trust to be funded each year with an amount equal to the amount deferred by each Participant. Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan and the Trust shall be unsecured contractual rights of Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal, state, or foreign law in the event of insolvency as defined in the Trust. Except as specifically provided in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries.

4. DISTRIBUTIONS

4.1 Distribution of Deferred Compensation per the Deferral Form Elections. A Participant must elect the timing of the distribution of Distributable Amounts from his Deferral Account on the Deferral Form (“Withdrawal Dates”). Participants may elect an in-service Withdrawal Date or Withdrawal Date following Retirement or other termination of employment. If a Participant fails to designate Withdrawal Dates, the Participant will be deemed to have elected to receive the distribution of Distributable Amounts from his or her Deferral Account following Retirement or other termination of employment. All distributions will be cash payments. Notwithstanding any elected Withdrawal Dates, Distributable Amounts are subject to Section 4.2 below.

(a) Distribution with a Withdrawal Date following Retirement or Termination of Employment. In the case of a Participant who has elected a Withdrawal Date following Retirement or termination of employment, such Participant shall receive his Distributable Amount as designated on his Deferral Form; provided, however, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee) the distribution will be in the form of a single lump-sum payment during the next quarter following written notice to the Administrative Committee of the Participant’s Retirement or termination.

(b) Distribution with an In-Service Withdrawal Date. In the case of a Participant who has elected an in-service Withdrawal Date (a distribution while still employed or in the service of the Company), such Participant shall receive his Distributable Amount as designated on his Deferral Form; provided that no payment may be made earlier than two years from the last day of the Plan Year for which the Deferral Election was made; provided, further that, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee) at the time of the in-service Withdrawal Date, the distribution will be in the form of a single lump-sum payment.

(c) Section 162(m) Matters. Notwithstanding anything to the contrary in this Plan whether express or implied, the Administrative Committee may, in its sole discretion, defer payment of all or any portion of the Distributable Amount otherwise payable hereunder to any Participant who is considered a “covered employee” to the extent any such payment would not be deductible by the Company by reason of Section 162(m) of the Code. For these purposes, the term “covered employee” shall mean the Chief Executive Officer and the next four highest paid officers of the Company as determined for purposes of Code Section 162(m) and the regulations thereunder. In the event of a deferral of payment by reason of this Section 4.1(c), any such Deferred Compensation shall be paid to the Participant upon the Participant’s “separation from service,” as such phrase is defined in Section 409A of the Code; provided, however, that if the Participant is a “specified employee,” as such phrase is defined in Section 409A of the Code, of the Company, such Deferred Compensation shall be paid to the Participant six months following the Participant’s “separation from service.” Any amounts deferred under this Section 4.1(c) shall remain credited to the Participant’s Deferral Account and shall be subject to all of the terms and condition of this Plan until paid to the Participant.

4.2 Events Impacting Distribution of Deferred Compensation. If provided by legislation, the Internal Revenue Code, or regulations thereunder, Deferred Compensation under the Plan may not be distributed earlier than:

(a) “Separation from service” as such phrase is defined in Section 409A of the Code; provided, however, that if the Participant is a “specified employee,” as such phrase is defined in Section 409A of the Code, of the Company, such Deferred Compensation shall be paid to the Participant six months following the Participant’s “separation from service.”

(b) The date the Participant becomes Disabled;

(c) Death;

(d) A specified time (or pursuant to a fixed schedule) specified in the Deferral Form as of the date such Deferred Compensation was deferred;

(e) To the extent provided by the Secretary of the United States Treasury, a Change in Control; or

(f) The occurrence of an Unforeseeable Emergency.

4.3 Unforeseeable Emergency. The Board or Administrative Committee shall have the authority to alter the timing or manner of payment of Deferred Compensation in the event that a Participant establishes, to the satisfaction of the Board or Administrative Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Furthermore, to the extent the Board agrees an Unforeseeable Emergency has occurred for a Participant, the Board may, in its sole discretion:

(a) Authorize the cessation of Deferrable Compensation by such Participant under the Plan; or

(b) Provide that, subject to the above requirements, all, or a portion, of any of the Participant’s Distributable Amount shall immediately be paid in a lump-sum payment; or

(c) Provide for such other payment schedule as deemed appropriate by the Administrative Committee under the circumstances.

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Board or the Administrative Committee. The Board’s or Administrative Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment of Deferred Compensation to the Participant shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

4.4 Disability.

(a) Notwithstanding the Participant’s Deferral Election, a Participant shall receive a single lump sum distribution of his or her Distributable Amount by reason of the Participant becoming Disabled.

(b) A distribution payable by reason of a Participant becoming Disabled shall be paid (in the case of a single lump sum distribution) as soon as practicable following the date the Participant becomes Disabled.

4.5 Death. Notwithstanding the Participant’s Deferral Election, if a Participant dies before complete distribution of his or her Distributable Amount under the Plan has occurred, the Participant’s Distributable Amount shall be paid in a single lump sum distribution to his or her Beneficiary or Beneficiaries as soon as administratively possible following receipt by the Administrative Committee of satisfactory notice and confirmation of the Participant’s death.

4.6 Credit or Debit of Earnings or Losses. Unless otherwise provided, a Participant’s Deferral Account will continue to be credited or debited with earnings or losses thereon pursuant to Section 3.1 until all amounts in a Deferral Account are distributed.

4.7 Inability to Locate Participant. In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following a Withdrawal Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

5. ADMINISTRATION

5.1 Administrative Committee. An Administrative Committee shall be appointed by, and serve at the pleasure of, the Compensation & Leadership Committee of the Board of Directors (the “Compensation Committee”). The number of members comprising the Administrative Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. The Compensation Committee may remove any member at anytime at its discretion. The Compensation Committee shall fill vacancies in the membership of the Administrative Committee.

5.2 Administrative Committee Action. The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the Administrative Committee. The Administrative Committee may also take action by a written consent signed by a majority of members of the Administrative Committee.

5.3 Powers and Duties of the Administrative Committee.

(a) The Administrative Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the Funds;

(ii)	To construe and interpret the terms and provisions of this Plan;

(iii)	To compute and certify to the amounts payable to Participants and their Beneficiaries;

(iv)	To maintain all records that may be necessary for the administration of the Plan;

(v)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(vii)	To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe;

(viii) To take all other actions necessary for the administration of the Plan; and

(ix) To delegate its powers and duties.

(b) The Administrative Committee shall have the authority to approve (i) the merger into the Plan of any nonqualified deferred compensation plan maintained by any person, firm, partnership, corporation, or other entity (a “Person”) in the event that the Company succeeds by merger, acquisition, consolidation or other transaction, to all or part of the assets or business of, or enters into a joint venture with, such Person and the employees of such Person become employees of the Company or of a Subsidiary who may otherwise become eligible for participation in the Plan, and (ii) the transfer to the Plan of all deferral accounts maintained by the Person pursuant to such plan.

5.4 Construction and Interpretation. The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

5.5 Information. To enable the Administrative Committee to perform its functions, the Company shall supply full and timely information to the Administrative Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Administrative Committee may require.

5.6 Compensation, Expenses and Indemnity.

(a) The members of the Administrative Committee shall serve without compensation for their services hereunder.

(b) To the extent permitted by Delaware law and the Company’s amended Certificate of Incorporation, the Company shall indemnify and hold harmless the Administrative Committee and each member thereof, the Compensation Committee, the Board of Directors and any delegate of the Administrative Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company.

5.7 Account Statements. Under procedures established by the Administrative Committee, a Participant shall receive a statement with respect to such Participant’s Deferral Accounts on a quarterly basis.

5.8 Disputes.

(a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrative Committee and the Secretary of the Company, setting forth his or her claim.

(b) Claim Decision. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional 90 days for special circumstances. If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan or the rules related to the Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such 60-day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d) Review of Decision. Within 60 days after the Administrative Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

6. MISCELLANEOUS

6.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. In the event the Company, in its sole discretion, decides to invest in any of the Funds, Participants and Beneficiaries shall have no rights in or to such investments. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

6.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Deferral Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Deferral Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

6.3 Withholding. There shall be deducted from each payment made under the Plan all taxes that are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes. Each participant agrees the Company shall have such rights to withhold such taxes.

6.4 Effective Date. The effective date of the Plan is January 24, 2004.

6.5 Amendment, Modification, Suspension or Termination. The Board, the Compensation Committee or the Administrative Committee may amend, modify, suspend or terminate, to the extent permitted by law, the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Deferral Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Deferral Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within 30 days following the date of termination.

6.6 Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware, except when preempted by federal law.

6.7 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, the Compensation Committee, the Board and the Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.8 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Compensation Committee or the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Compensation Committee or the Administrative Committee may direct that such payment be made to any person found by the Compensation Committee or the Administrative Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Compensation Committee or the Administrative Committee and the Company.

6.9 Limitation of Rights and Employment Relationship. Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

6.10 Headings; Interpretation.

(a) Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(b) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.